[PricewaterhouseCoopers LLP Letterhead]



We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of ACE Aviation Holdings Inc. of our report dated April 2, 2004 relating to the consolidated financial statements of Air Canada (the Predecessor Corporation to ACE Aviation Holdings Inc.), which appears in Air Canada's Annual Report on Form 40-F for the year ended December 31, 2003.

We also consent to the incorporation by reference in this Registration Statement on Form F-10 of our report to the Board of Directors on the Schedule of Differences Between Generally Accepted Accounting Principles in Canada and the United States (U.S. GAAP Schedule) of Air Canada dated April 2, 2004, except for note 7 to the U.S. GAAP Schedule which is as of April 7, 2004, which appears in Air Canada's Annual Report on Form 40-F for the year ended December 31, 2003. We also consent to the incorporation by reference in this Registration Statement on Form F-10 of our Comments by Auditor on Canada-U.S. Reporting Differences dated April 2, 2004, which appears in Air Canada's Annual Report on Form 40-F for the year ended December 31, 2003.



/s/ PricewaterhouseCoopers LLP

Chartered Accountants

November 30, 2004
Montreal, Canada